Exhibit 15

1 Presentation for the Terra Industries' Board of Directors December 4, 2009

2 Terms of CF’s Offer: Increase of $4.75 in Cash • Cash per share increase of $4.75 • Offer is $29.25 in Cash, plus 0.1034 of a CF share • Offer has value of $38.41 per share, based on latest CF closing price • No financing condition • All antitrust regulatory conditions satisfied • Merger agreement would give Terra “go shop” period to seek higher price After $7.50 Dividend Before $7.50 Dividend Cash $29.25 $36.75 0.1034 of a CF Share $9.16 $9.16 Total Offer Value $38.41 $45.91

3 Terra Stockholders Expect a Transaction Now • The Terra stockholders at the Annual Meeting, by their majority vote, showed that they want a transaction • CF has talked to Terra stockholders since the Annual Meeting, and they confirmed that they want and expect a transaction now • Terra stockholders also confirmed that CF’s prior offer formed the basis for final negotiations • Even those Terra stockholders who are “nitrogen bulls” said they wanted a mostly cash deal now, and would re-invest in the sector

4 54% Premium to Terra Stockholders • Since November 1, over 84MM Terra shares have traded • Terra shares are trading based on takeover speculation • We believe the unaffected trading price for Terra is in the low $30’s • After Terra pays the $7.50 dividend, the unaffected trading price would be in the mid $20’s • CF’s offer represents a 54% premium to Terra’s unaffected trading price after payment of the dividend Terra Current Unaffected Share Price $32.50 Less: Special Dividend ($7.50) Terra Share Price ex-Dividend $25.00 Offer Value $38.41 Premium 54%

5 54% Premium Well Above Historical Precedents 54% 0% 10% 20% 30% 40% 50% 60% To Terra's Estimated Unaffected Price Notes: (1) Based on estimated Terra unaffected share price ex-dividend of $25.00 (2) Includes all-cash transactions over $1Bn since August 1, 2009 CF Proposal CF Proposal for Terra Represents Significant Premium In-Line with Historical Precedents 36% 39% Cash Deals Over $1Bn Over Last Four Months Cash Deals Over $1Bn (20-Year Average) Historical Precedents (1) (2) • CF’s offer represents a 54% premium over Terra’s unaffected stock price • With the recovery in the stock market over the past four months, transaction premiums have averaged 36% • Over the past 20 years, cash transaction premiums have averaged 39%

6 Compelling Valuation Multiple for Terra Stockholders • 8.2x Enterprise Value / Last Twelve Months EBITDA • 9.9x Enterprise Value / 2009E Street EBITDA • 7.8x Enterprise Value / 2010E Street EBITDA • Offer exceeds average forward 12 month EBITDA multiple (7.6x) paid in precedent fertilizer transactions – Precedent transaction multiples are always reported on consensus Street estimates, and not internal company forecasts Notes: (1) 9/30/2009 Terra Cash of $1,000MM less $330MM to retire Terra bonds, less $51MM make-whole cost of 115% of par, less $757MM special cash dividend; plus $578MM in cash from new bonds (adjusted for Original Issue Discount and underwriting fees) (2) Terra 2010E EBITDA of $525MM based on median of public broker research for Terra: BMO ($408MM, 10/23), BAS-ML ($602MM, 10/23), Broadpoint ($549MM, 10/23), SternAgee ($612MM, 10/23), UBS ($502MM, 10/19), JPMorgan ($462MM, 10/29) Offer Price (ex-Dividend) $38.41 Diluted Shares Outstanding (MM) 101 Equity Value 3,876 Plus: Debt 600 Plus: Customer Deposits 41 Less: Cash (1) (441) Enterprise Value 4,075 Enterprise Value / EBTIDA Multiples Last Twelve Months EBITDA 8.2x 2009E Street EBITDA 9.9x 2010E Street EBITDA (2) 7.8x